Exhibit 3.1

CERTIFICATE OF DESIGNATION

of

SERIES B JUNIOR PARTICIPATING PREFERRED SHARES

of

CENTERLINE HOLDING COMPANY

Centerline Holding Company (the “Company”), a Delaware statutory trust formed and existing under the Delaware Statutory Trust Act, and acting pursuant to the authority expressly vested in the Board of Trustees of the Company (the “Board of Trustees”) by that certain Third Amended and Restated Trust Agreement, dated as of October 6, 2010 (as amended and/or restated, the “Trust Agreement”), DOES HEREBY CERTIFY:

A. The Board of Trustees duly approved and adopted resolution on April 28, 2013 (i) creating a series of shares of beneficial interest in the Company designated as Series B Junior Participating Preferred Shares with the designations, powers, preferences, relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as set forth in this Certificate of Designation of the Series B Junior Participating Preferred Shares (this “Certificate of Designation”) (in addition to those set forth in the Trust Agreement) and (ii) directing that this Certificate of Designation be attached as an appendix to the Trust Agreement.

NOW, THEREFORE, the terms of the Series B Junior Participating Preferred Shares are as set forth below:

Series B Junior Participating Preferred Shares

1. Designation and Amount. There shall be a series of shares of beneficial interest in the Company that shall be designated as “Series B Junior Participating Preferred Shares,” and the number of shares constituting such series shall be 3,000. Such number of shares may be increased or decreased by resolution of the Board of Trustees; provided, however, that no decrease shall reduce the number of shares of Series B Junior Participating Preferred Shares to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Company.

2. Distributions.

(A) Subject to the prior and superior rights of the holders of any shares of beneficial interest of any class or series of the Company ranking prior and superior to the Series B Junior Participating Preferred Shares with respect to distributions, the holders of Series B Junior Participating Preferred Shares, in preference to the holders of shares of beneficial interest of any class or series of the Company ranking junior to the Series B Junior Participating Preferred Shares in respect thereof, shall be entitled to receive, when, as and if declared by the Board of Trustees out of funds legally available for the purpose, quarterly distributions payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Distribution Payment Date”), commencing on the first Quarterly Distribution Payment Date after the first issuance of a share or fraction of a Series B Junior Participating Preferred Share, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $10.00 or (b) the Adjustment Number (as defined below) times the aggregate per share amount of all cash distributions, and the Adjustment Number times the aggregate per share amount (payable in kind) of all non-cash distributions other than a distribution payable in common shares of beneficial interest in the Company (the “Common Shares”), or a subdivision of the outstanding Common Shares (by reclassification or otherwise), declared on the Common Shares since the immediately preceding Quarterly Distribution Payment Date, or, with respect to the first Quarterly Distribution Payment Date, since the first issuance of any share or fraction of a Series B Junior Participating Preferred Share. The “Adjustment Number” shall initially be 1,000. In the event the Company shall at any time after April 28, 2013 (i) declare and pay any distribution on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

(B) The Company shall declare a distribution on the Series B Junior Participating Preferred Shares as provided in paragraph (A) above immediately after it declares a distribution on the Common Shares (other than a distribution payable in Common Shares).

(C) Distributions shall begin to accrue and be cumulative on outstanding Series B Junior Participating Preferred Shares from the Quarterly Distribution Payment Date next preceding the date of issue of such Series B Junior Participating Preferred Shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Distribution Payment Date; in which case distributions on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Distribution Payment Date or is a date after the record date for the determination of holders of Series B Junior Participating Preferred Shares entitled to receive a quarterly distribution and before such Quarterly Distribution Payment Date, in either of which events such distributions shall begin to accrue and be cumulative from such Quarterly Distribution Payment Date. Accrued but unpaid distributions shall not bear interest. Distributions paid on the Series B Junior Participating Preferred Shares in an amount less than the total amount of such distributions at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Trustees may fix a record date for the determination of holders of Series B Junior Participating Preferred Shares entitled to receive payment of a distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

3. Voting Rights. The holders of Series B Junior Participating Preferred Shares shall have the following voting rights:

(A) Each Series B Junior Participating Preferred Share shall entitle the holder thereof to a number of votes equal to the Adjustment Number on all matters submitted to a vote of the holders of shares of beneficial interest in the Company.

(B) Except as required by law, by Section 3(C) and by Section 10 hereof, holders of Series B Junior Participating Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Shares as set forth herein) for taking any trust action.

4. Certain Restrictions.

(A) Whenever quarterly distributions or other distributions payable on the Series B Junior Participating Preferred Shares as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid distributions, whether or not declared, on Series B Junior Participating Preferred Shares outstanding shall have been paid in full, the Company shall not:

(i) declare or pay distributions on, or redeem or purchase or otherwise acquire for consideration any shares of beneficial interest in the Company ranking junior (either as to distributions or upon liquidation, dissolution or winding up) to the Series B Junior Participating Preferred Shares;

(ii) declare or pay distributions on any shares of beneficial interest in the Company ranking on a parity (either as to distributions or upon liquidation, dissolution or winding up) with the Series B Junior Participating Preferred Shares, except distributions paid ratably on the Series B Junior Participating Preferred Shares and all such parity shares on which distributions are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

(iii) purchase or otherwise acquire for consideration any Series B Junior Participating Preferred Shares, or any shares of beneficial interest in the Company ranking on a parity with the Series B Junior Participating Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Trustees) to all holders of Series B Junior Participating Preferred Shares, or to such holders and holders of any such shares ranking on a parity therewith, upon such terms as the Board of Trustees, after consideration of the respective annual distribution rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of beneficial interest in the Company unless the Company could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

5. Reacquired Shares. Any Series B Junior Participating Preferred Shares purchased or otherwise acquired by the Company in any manner whatsoever shall be retired promptly after the acquisition thereof. All such shares shall upon their retirement become authorized but unissued Preferred Shares and may be reissued as part of a new series of Preferred Shares to be created by resolution or resolutions of the Board of Trustees, subject to any conditions and restrictions on issuance set forth herein.

6. Liquidation, Dissolution or Winding Up. (A) Upon any liquidation, dissolution or winding up of the Company, voluntary or otherwise, no distribution shall be made to the holders of shares of beneficial interest in the Company ranking junior (either as to distributions or upon liquidation, dissolution or winding up) to the Series B Junior Participating Preferred Shares unless, prior thereto, the holders of Series B Junior Participating Preferred Shares shall have received an amount per share (the “Series B Liquidation Preference”) equal to the greater of (i) $10.00 plus an amount equal to accrued and unpaid distributions thereon, whether or not declared, to the date of such payment, or (ii) the Adjustment Number times the per share amount of all cash and other property to be distributed in respect of the Common Shares upon such liquidation, dissolution or winding up of the Company.

(B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series B Liquidation Preference and the liquidation preferences of all other classes and series of shares of beneficial interest in the Company, if any, that rank on a parity with the Series B Junior Participating Preferred Shares in respect thereof, then the assets available for such distribution shall be distributed ratably to the holders of the Series B Junior Participating Preferred Shares and the holders of such parity shares in proportion to their respective liquidation preferences.

(C) Neither the merger, conversion or consolidation of the Company into or with another entity nor the merger or consolidation of any other entity into or with the Company shall be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of this Section 6.

7. Consolidation, Merger, Etc. In case the Company shall enter into any consolidation, merger, conversion, combination or other transaction in which the outstanding Common Shares are exchanged for or changed into other shares of beneficial interest in the Company or securities, cash and/or any other property, then in any such case each Series B Junior Participating Preferred Share shall at the same time be similarly exchanged or changed in an amount per share equal to the Adjustment Number times the aggregate amount of shares of beneficial interest in the Company, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Common Share is changed or exchanged.

8. No Redemption. Series B Junior Participating Preferred Share shall not be subject to redemption by the Company.

9. Ranking. The Series B Junior Participating Preferred Shares shall rank junior to all other series of Preferred Shares as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up, unless the terms of any such series shall provide otherwise, and shall rank senior to the Common Shares as to such matters.

10. Amendment. At any time that any Series B Junior Participating Preferred Shares are outstanding, the Certificate of Incorporation of the Company shall not be amended, by merger, consolidation or otherwise, which would materially alter or change the powers, preferences or special rights of the Series B Junior Participating Preferred Shares so as to affect them adversely without the affirmative vote of the holders of two-thirds of the outstanding Series B Junior Participating Preferred Shares, voting separately as a class.

11. Fractional Shares. Series B Junior Participating Preferred Shares may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive distributions, participate in distributions and to have the benefit of all other rights of holders of Series B Junior Participating Preferred Shares

12. Governing Law. This Certificate of Designation shall be interpreted in accordance with the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by such laws.

13. Severability of Provisions. Each provision of this Certificate of Designation shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Certificate of Designation which are valid, enforceable and legal.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Company by the undersigned this 28th day of April, 2013.

CENTERLINE HOLDING COMPANY

By:	/s/ Michael P. Larsen
Name: Michael P. Larsen
Title: Chief Financial Officer